Strength in Remote Monitoring and Control IoT Solutions for Pipelines

and Generators Drives 17% Increase in Acorn’s 2018 Revenue

Dial 844-834-0644 for Investor Call Today at 11:00 am EDT

Wilmington, DE – March 27, 2019 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines and other industrial assets through its OmniMetrix subsidiary, today announced results for its fourth quarter (Q4’18) and year ended December 31, 2018. Acorn will host a conference call today at 11:00 a.m. EDT (details below) to review its results and outlook.

Jan Loeb, President and CEO of Acorn, commented, “OmniMetrix extended its revenue growth track record in 2018 – though below our growth goals – and achieved for the first time positive EBITDA and cash flow for the year. OmniMetrix also posted its first positive operating profit in the second half of 2018. On a consolidated basis, Acorn was able to trim its operating loss by 28% or $535,000 to $1.4 million in 2018 versus $1.9 million in 2017.

“Recent introductions of next-generation, higher-performance products in our Power Generation segment contributed to an increase in OmniMetrix’s gross margin to 61% in 2018 versus 56% in 2017. We also continued to invest in expanding our product line and capabilities to support long term growth. In Q4’18, we launched our Hero 2 Rectifier Monitor for pipeline protection and debuted our new AIRGuard monitoring and control solution, expanding our sales reach into the industrial air compressor market.

“While we continue to seek complementary acquisition opportunities to expand our revenue base and better leverage our management and industry expertise, public company structure, and over $60 million in operating loss carryforwards, we’ve not yet identified an accretive transaction that would make sense for our shareholders. In the interim, we continue to build value in OmniMetrix, which is a very attractive asset given its recurring revenue streams, gross margin profile and substantial growth potential. We believe this business can continue to grow organically at 20% per year on average.”

OmniMetrix Financial Results

($ in thousands)	Q4’18	Q4’17	Change	2018	2017	Change
Monitoring revenue	$722	$600	20%	$2,712	$2,235	21%
Hardware revenue	$589	$524	12%	$2,375	$2,115	12%
Total revenue	$1,311	$1,124	17%	$5,087	$4,350	17%
Gross profit	$810	$610	33%	$3,122	$2,447	28%

Driven by increased monitoring revenue as well as hardware unit sales, OmniMetrix’s fourth quarter 2018 revenue rose 17% to $1,311,000 from $1,124,000 in the fourth quarter of 2017. Monitoring growth reflects the continued increase in the number of end points being monitored, more than 90% of which renew annually.

For the full year 2018, revenue increased to $5,087,000, or 17%, over 2017 revenue of $4,350,000, reflecting growth in both monitoring and hardware revenue. Gross profit grew 28% to $3,122,000 in 2018, compared to gross profit of $2,447,000 in 2017, due to increases in both revenue and gross margin.

Improved 2018 results reflect the benefit of OmniMetrix’s product development efforts which have enhanced the capabilities and gross margins of certain power generation hardware monitoring solutions. As a result, hardware gross margin increased to 36% in 2018 from 27% in 2017. Gross margin on monitoring revenue was level at 84% in both 2018 and 2017.

OmniMetrix’s fourth quarter 2018 operating expenses were relatively flat at $814,000 versus $815,000 in the fourth quarter of 2017.

OmniMetrix’s revenue and gross profit growth, combined with stable operating costs, brought its operating loss to near break-even (a $4,000 loss) in the fourth quarter of 2018 versus an operating loss of $205,000 in the fourth quarter of 2017. For the full year 2018, OmniMetrix substantially reduced its operating loss to $116,000 from $783,000 in 2017.

Acorn Consolidated Financial Results

Acorn’s corporate G&A costs decreased 31% to $230,000 in the fourth quarter of 2018 compared to $331,000 in the fourth quarter of 2017, reflecting an ongoing cost discipline which has achieved reductions in compensation, public company costs and other general and administrative expenses.

G&A reductions realized through maximizing operating efficiencies allowed Acorn to reduce its consolidated operating loss by more than half to $234,000 in the fourth quarter of 2018 compared to $536,000 in the fourth quarter of 2017. Acorn’s 2018 consolidated operating loss was reduced by $535,000 or 28% to $1,376,000 in 2018 compared to $1,911,000 in 2017.

Net loss attributable to Acorn shareholders improved to $245,000, or $0.01 per share, in the fourth quarter of 2018 compared to $694,000, or $0.02 per share, in the fourth quarter of 2017.

Including a charge of $607,000, or $0.02 per share, related to the disposition of DSIT, Acorn reported a 2018 net loss attributable to shareholders of $2,001,000, or $0.07 per share. Reflecting the benefit of income from discontinued operations of $698,000, or $0.02 per share, Acorn’s 2017 net loss attributable to shareholders was $1,169,000, or $0.04 per share.

Liquidity and Capital Resources

As of December 31, 2018, Acorn had consolidated cash and cash equivalents of $973,000, excluding $290,000 of restricted cash held at a bank in Israel. OmniMetrix did not have any balance outstanding on its accounts receivable credit line. Management elected to allow its A/R credit line to expire in accordance with its terms in October 2018 and repaid the amount outstanding.

In March 2019, OmniMetrix negotiated a new A/R credit line at better rates with the same lending partner, which provides the company with access to accounts receivable formula-based financing of the lesser of 75% of eligible receivables or $1 million.

As of March 22, 2019, Acorn had consolidated cash and cash equivalents of $814,000, excluding $290,000 of restricted cash. OmniMetrix had $151,000 outstanding under its credit line and $269,000 available under the credit line.

Conference Call Details

Date/Time:	Wednesday, March 27th at 11:00 am EDT
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (International)
Online Replay/Transcript:	Audio file and call transcript will be posted to the Investor section of Acorn’s website when available.
Email Option for Q&A:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns an 80% equity stake in OmniMetrix, Inc., a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix offers proven, cost-effective solutions for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 24 in the Fortune 500 or Fortune Global 500.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

William Jones, 267-987-2082

David Collins, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Revenue	$1,311	$1,124	$5,087	$4,350
Cost of sales	501	514	1,965	1,903
Gross profit	810	610	3,122	2,447
Operating expenses:
Research and development expenses, net	143	128	542	518
Selling, general and administrative expenses	901	1,018	3,956	3,840
Total operating expenses	1,044	1,146	4,498	4,358
Operating loss	(234)	(536)	(1,376)	(1,911)
Finance expense, net	(28)	(92)	(104)	(231)
Loss before income taxes	(262)	(628)	(1,480)	(2,142)
Income tax expense	—	―	—	(41)
Net loss after income taxes	(262)	(628)	(1,480)	(2,183)
Share of income in DSIT	―	192	33	450
Impairment of investment in DSIT	―	(308)	(33)	(308)
Loss on sale of interest in DSIT, net of transaction costs and withholding taxes	―	―	(607)	―
Loss before discontinued operations	(262)	(744)	(2,087)	(2,041)
Income from discontinued operations, net of income taxes	—	―	—	698
Net loss	(262)	(744)	(2,087)	(1,343)
Non-controlling interest share of loss - continuing operations	17	50	86	174
Net loss attributable to Acorn Energy, Inc. shareholders	$(245)	$(694)	$(2,001)	$(1,169)
Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.01)	$(0.02)	$(0.07)	$(0.06)
From discontinued operations	—	―	―	0.02
Net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.01)	$(0.02)	$(0.07)	$(0.04)
Weighted average number of shares outstanding attributable to Acorn shareholders – basic and diluted	29,556	29,500	29,540	29,423

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$973	$481
Restricted cash	290	—
Accounts receivable, net	665	1,103
Inventory, net	261	229
Other current assets	144	91
Investment in DSIT	—	5,800
Deferred charges	803	999
Total current assets	3,136	8,703
Property and equipment, net	73	139
Other assets	710	380
Total assets	$3,919	$9,222

LIABILITIES AND (DEFICIT)/EQUITY
Current liabilities:
Short-term bank credit	$—	$313
Accounts payable	246	489
Accrued expenses	430	466
Deferred revenue	2,734	2,753
Due to Acorn directors (former directors as of August 6, 2018)	250	1,690
Due to DSIT	—	1,624
Other current liabilities	127	185
Total current liabilities	3,787	7,520
Long-term liabilities:
Deferred revenue	1,327	811
Other long-term liabilities	2	139
Due to Acorn director (former director as of August 6, 2018)	33	—
Total long-term liabilities	1,362	950
Commitments and contingencies
(Deficit)/Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 30,357,706 and 30,302,271 shares at December 31, 2018 and 2017, respectively	304	303
Additional paid-in capital	100,340	99,819
Warrants	1,118	1,600
Accumulated deficit	(100,064)	(98,215)
Treasury stock, at cost – 801,920 shares at December 31, 2018 and 2017	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ (deficit)/equity	(1,338)	471
Non-controlling interests	108	281
Total (deficit)/equity	(1,230)	752
Total liabilities and (deficit)/equity	$3,919	$9,222